                                                                   EXHIBIT 11.1

                            QUICKLOGIC CORPORATION

        SCHEDULE OF COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          SIX MONTHS ENDED
                                      YEAR ENDED     ---------------------------
                                   DECEMBER 31, 1996 JUNE 30, 1996 JUNE 30, 1997
                                   ----------------- ------------- -------------
Net income (loss)................       $(3,597)        $    63      $(24,387)
                                        -------         -------      --------
Weighted average common shares
 outstanding(1)..................         3,514           3,500         3,529
Convertible preferred stock
 (using the as if-converted
 method).........................         8,496           8,496         8,496
Common equivalent shares relating
 to stock options (using the
 treasury stock method)(2).......           --              701           --
Common equivalent shares relating
 to stock options issued
 subsequent to June 1996 (using
 the treasury stock method)(3)...           737             737           737
                                        -------         -------      --------
Shares used in pro forma net
 income (loss) per share
 calculation.....................        12,745          13,429        12,762
Pro forma net income (loss) per
 share...........................       $ (0.28)        $   --       $  (1.91)

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(1) Common shares issued subsequent to June 1996 have been included as if they were outstanding for all periods presented.

(2) Common equivalents shares related to stock options were not included in shares used in pro forma net income (loss) per share calculations for the year ended December 31, 1996, and the six months ended June 30, 1997, because their inclusion would have been anti-dilutive.

(3) Common equivalent shares related to stock options issued subsequent to June 1996 have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the estimated IPO price) pursuant to a Securities and Exchange Commission Staff Accounting Bulletin.